Exhibit 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL THIRD QUARTER 2007 RESULTS
INDIANAPOLIS, August 9, 2007/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the third quarter 2007 ended July 4, 2007.

Highlights of the fiscal third quarter include:
•	Total revenues increased 2.1% to $153.6 million
•
Diluted earnings per share were $0.00 after $0.12 per share of non-cash impairment charges related primarily to the planned closure of fourteen restaurants and $0.01 of non-operating expenses related to evolution of the organization and completion of major IT projects.

Fiscal Third Quarter 2007 Results
Total revenues for the fiscal third quarter 2007 grew 2.1% to $153.6 million compared to the same quarter last year.  During the third quarter, same store sales declined by 4.3% reflecting continued consumer challenges as some segments of Steak n Shake consumers continue to be sensitive to high gasoline prices and mortgage interest rates.  In addition, the Company’s new product launch of chicken sandwiches and entrée salads, while well received by consumers in early results, have not yet resulted in a significant increase in guest counts.

Net earnings for the fiscal third quarter 2007 were $0.1 million, or $0.00 on a per diluted share basis, compared to $7.3 million, or $0.26 per diluted share, in the prior year period.  During the third quarter of 2007 pre-tax charges totaling $5.4 million ($3.3 million or $0.12 per share, net of tax) were recorded for impairment charges primarily related to the planned closure and expected sale of fourteen Company owned restaurants and $0.4 million ($0.2 million, or $0.01 per share net of tax) related to non-operating expenses related to evolution of the organization and completion of major IT projects. Earnings were also impacted by higher commodity costs and minimum wage increases experienced during the fiscal third quarter, partially offset by a favorable effective tax rate.

Peter Dunn, President and Chief Executive Officer commented, “During the third quarter we continued to manage through a difficult operating environment.  Our new product launches have provided consumers with healthier choices which should drive additional guest frequency over time. We are clear that while we have made progress over the past several years improving service, guest satisfaction, and product innovation, we must focus on taking our core products and service to a new level in order to drive same store sales growth and gain share.”

“We are in the process of intensifying our focus on execution excellence, and the testing of an evolved brand positioning based on ”food and service exactly the way you want it”.  Recent research indicates significant potential upside from initiatives related to this brand positioning.  In July, we entered a test market with a new and more integrated approach to enhanced service and a new product launch which builds on our cook to order heritage including “Create Your Own Steakburger”TM. We anticipate that the impact of these initiatives will help us to gain share in a difficult environment over time.”

Fiscal 2007 Guidance

Given the continued difficult operating environment and the resulting impact on same stores sales performance, the Company is revising the full year diluted earnings per share guidance for fiscal year 2007 to a range of $0.40 to $0.48 from the previous range of $0.53 to $0.67. This includes a non-cash charge of $0.12 to $0.13 of fully diluted earnings per share related to the anticipated closure of 14 to 15 underperforming units during the remainder of fiscal 2007, and $0.04 to $0.05 of diluted earnings per share of non operating expenses related to evolution of the organization and completion of major IT projects.

The revised guidance is based on expected same store sales of down 4% to 5%, which is being revised from the previous same store sales guidance range of down 2% to 4%.

The Company has completed the opening of 16 stores for this fiscal year and will complete the opening of the sixth franchise store during the fourth quarter. As of July 4, 2007, there were 496 Steak n Shake restaurants operating in 20 states, including 443 Company-owned restaurants and 53 franchised units.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time today.  Hosting the call will be Peter Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com.  The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (800) 289-0494, or for international callers, (913) 981-5520.  A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820.  The passcode for the replay is 3466357.  The replay will be available until August 16, 2007.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast.  All of the food is prepared to the guest’s order and served by friendly, well-trained associates.  Steak n Shake restaurants feature fullservice dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

Risks Associated with Forward-Looking Statements
Certain statements contained in this press release represent forward-looking statements. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as "anticipate", "believe", "expect", "may", "will", and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: the effectiveness of our planned expansion; the poor performance or closing of even a small number of restaurants; our ability to attract and retain guests; changes in guest preferences, tastes and dietary habits; minimum wage rates; the availability and cost of qualified personnel; fluctuations in food commodity prices and the availability of food commodities; harsh weather conditions; unfavorable publicity relating to food safety or food borne illness; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks, and other components of our brand; and the other risks identified in the periodic reports we file with the SEC. Additional risks and uncertainties not currently known to us or that are currently deemed immaterial may also become important factors that may harm our business, financial condition, results of operations or cash flows.  We assume no obligation to update forward-looking statements except as required in our periodic reports.

Contact:                      Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	TWELVE				FORTY
	WEEKS ENDED				WEEKS ENDED
	7/4/2007		7/5/2006		7/4/2007		7/5/2006
	(UNAUDITED)		(UNAUDITED)		(UNAUDITED)		(UNAUDITED)
(Amounts in $000's, except share and per share data)
Revenues
Net sales	$152,700	99.4%	$149,464	99.4%	$500,213	99.4%	$483,836	99.4%
Franchise fees	886	0.6%	936	0.6%	2790	0.6%	2,962	0.6%
	$153,586	100.0%	$150,400	100.0%	$503,003	100.0%	$486,798	100.0%

Costs and Expenses
Cost of sales (1)	35,318	23.1%	33,398	22.3%	114,576	22.9%	109,519	22.6%
Restaurant operating costs (1)	79,882	52.3%	73,928	49.5%	257,133	51.4%	242,002	50.0%
General and administrative	12,697	8.3%	12,845	8.5%	43,803	8.7%	41,620	8.5%
Depreciation and amortization	7,577	4.9%	6,797	4.5%	24,628	4.9%	21,909	4.5%
Marketing	7,054	4.6%	6,854	4.6%	22,628	4.5%	21,860	4.5%
Interest	3,314	2.2%	2,532	1.7%	10,689	2.1%	8,425	1.7%
Rent	3,309	2.2%	2,945	2.0%	10,612	2.1%	9,352	1.9%
Pre-opening costs	581	0.4%	620	0.4%	2,327	0.5%	2,776	0.6%
Provision for store closings	5,369	3.5%	-	0.0%	5,176	-0.1%	(103)	0.0%
Other income, net	(668)	-0.4%	(588)	-0.4%	(1612)	-0.3%	(1,682)	-0.3%
	154,433	100.6%	139,331	92.6%	489,960	97.4%	455,678	93.6%

(Loss) Earnings Before Income Taxes	(847)	-0.6%	11,069	7.4%	13,043	2.6%	31,120	6.4%

Income Taxes	(971)	-0.6%	3,754	2.5%	2,762	0.5%	10,615	2.2%

Net Earnings	124	0.1%	7,315	4.9%	10,281	2.0%	20,505	4.2%

Net Earnings Per Common and
Common Equivalent Share:
Basic	$0.00		$0.26		$0.37		$0.74
Diluted	$0.00		$0.26		$0.36		$0.73

Weighted Average Shares
and Equivalents:
Basic	28,067,417		27,766,338		28,002,370		27,711,366
Diluted	28,255,645		28,060,885		28,217,828		28,021,871

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales.
(2) General and administrative expenses include $360 and $848 for the twelve and forty weeks ended July 4, 2007, respectively related to severence,recruiting, and relocation expenses associated with the evolution of the organization and completion of major IT projects.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	7/4/2007	9/27/2006
(Amounts in $000's)	(UNAUDITED)	(UNAUDITED)
Assets
Current assets	$46,368	$30,920
Property and equipment - net	497,058	490,142
Other assets	24,424	21,459

Total assets	$567,850	$542,521

Liabilities and Shareholders' Equity
Current liabilities	$97,629	$83,083
Deferred income taxes and credits	8,346	9,605
Obligations under capital leases	141,746	143,996
Senior note	17,740	18,802
Shareholders' equity	302,389	287,035

Total liabilities and shareholders' equity	$567,850	$542,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	7/4/2007	7/5/2006
	(UNAUDITED)	(UNAUDITED)
(Amounts in $000's)
Net cash provided by operating activities	$36,463	$52,343
Net cash used in investing activities	(50,237)	(64,020)
Net cash provided by (used in) financing activities	12,828	12,377

Increase (Decrease) in Cash and Cash Equivalents	$(946)	$700